Exhibit 10.3

RESTRICTED STOCK AGREEMENT

[EMPLOYEE FORM]

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), is entered into as of the Grant Date (as defined below), by and between Grantee (as defined below) and Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Bonanza Creek Energy, Inc. 2011 Long Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and Grantee has been selected by the board of directors of the Company (the “Board”) or the compensation committee of the Board (the “Committee”) to receive a restricted stock award (the “Award”) under the Plan as set forth in this Agreement;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.  Definitions.  The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                      “Cause” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Cause” is not so defined, shall mean any of the following: (i) Grantee has failed or refused to substantially perform Grantee’s duties, responsibilities, or authorities (other than any such refusal or failure resulting from Grantee’s becoming Disabled); (ii) any commission by or indictment of Grantee of a felony or other crime of moral turpitude; (iii) Grantee has engaged in material misconduct in the course and scope of Grantee’s Service with the Company, including, but not limited to, gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, chronic abuse of alcohol or unprescribed controlled substances, improper disclosure of confidential information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity or any other material violation of the Company’s personnel policies, rules or codes of conduct or any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates are subject; (iv) Grantee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation or falsification of records; or (v) Grantee has engaged in any act or omission that is likely to materially damage the Company’s business, including, without limitation, damages to the Company’s reputation.

(b)                      “Covered Shares” means shares of the Company’s Common Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.  The number of “Covered Shares” granted to you under this Agreement is the number of shares of the Company’s Common Stock specified in the grant notice that you received from the Company on or about [DATE].

(c)                      “Date of Termination” means the date on which Grantee’s Service with the Company or an Affiliate terminates for any reason, provided, that a Date of Termination shall not be deemed to occur by reason of a Grantee’s transfer of Service between the Company and an Affiliate; further provided that a Grantee’s Service shall not be considered terminated while Grantee is on a leave of absence from the Company or an Affiliate approved by the Company or such Affiliate.

(d)                      “Designated Beneficiary” means the beneficiary or beneficiaries designated by Grantee in a writing filed with the Company in the form attached hereto as Exhibit A.

(e)                      “Disabled” as it relates to Grantee shall have the meaning of “Disabled” or such similar term set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Disabled” or such similar term is not so defined, shall mean when (i) Grantee receives disability benefits under either social security or the Company’s long-term disability plan, if any, or (ii) the Company, upon the written report of a qualified physician designated by the Company’s insurers, shall have determined (after a complete physical examination of Grantee at any time after Grantee has been absent from the Company for 90 or more consecutive calendar days) that Grantee has become physically and/or mentally incapable of performing Grantee’s essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(f)                        “Good Reason” shall have the meaning set forth in any applicable agreement between the Company and Grantee regarding Grantee’s Service with the Company and, if “Good Reason” is not so defined, shall exist in the event any of the following actions are taken without Grantee’s consent: (i) Grantee’s authority with the Company is, or Grantee’s duties or responsibilities based on Grantee’s position with the Company or any employment agreement or arrangement between Grantee and the Company are, materially diminished relative to Grantee’s authority, duties and responsibilities as in effect immediately prior to such change; provided, however, that in no event shall removal of Grantee from the position of manager, director or officer of any direct or indirect Affiliate of the Company in connection with any corporate restructuring constitute Good Reason; (ii) a material diminution in Grantee’s base salary or retainer compensation as in effect immediately prior to such diminution; provided, that, an across-the-board reduction in the base compensation and benefits of all Service Providers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution; (iii) a material relocation of Grantee’s primary work location more than 75 miles away from the then-current primary work location; or (iv) any material breach by the Company of any provision of this Agreement or any employment agreement or arrangement between Grantee and the Company.

(g)                     “Grantee” means you, the employee of the Company specified in the grant notice that you received from the Company on or about [DATE].

(h)                     “Grant Date” means [DATE].

(i)                        “Installment” means a portion of Covered Shares.

Capitalized terms used herein without definition have the meanings ascribed to such terms in the Plan.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.  Award.  Grantee is hereby granted the number of Covered Shares set forth in paragraph 1.

3.  Delivery of Covered Shares.  Covered Shares shall be registered in book entry form with the Company’s transfer agent.  During the applicable Restricted Period, Covered Shares may carry the following legend or any other legend the Board or the Committee (if so authorized) deems applicable:

“THESE SECURITIES ARE SUBJECT TO THE VESTING RESTRICTIONS AND OTHER PROVISIONS OF THE BONANZA CREEK ENERGY, INC. 2011 LONG TERM INCENTIVE PLAN AND THE RESTRICTED STOCK AGREEMENT BETWEEN BONANZA CREEK ENERGY, INC. AND THE HOLDER OF THESE SECURITIES.”

4.  Restricted Period.  The “Restricted Period” for each Installment of Covered Shares shall begin on the Grant Date and end on the date scheduled below applicable to such Installment: (1)

INSTALLMENT	RESTRICTED PERIOD WILL END ON:
[FRACTION OF COVERED SHARES] of the Covered Shares	[DATE]

[ADD ADDITIONAL ROWS AS APPROPRIATE]

Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the expiration of the Restricted Period applicable to such Installment of Covered Shares.

5.  Transfer and Forfeiture of Shares.  Grantee shall forfeit any Installment of Covered Shares for which the Restricted Period has not expired as of a Date of Termination.  If a Date of Termination does not occur during a Restricted Period with respect to an Installment of the Covered Shares, then, at the end of the Restricted Period that is applicable for such Installment, Grantee shall become vested in those Covered Shares, and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

(1)  Vesting terms to be confirmed for each grant.

Notwithstanding the foregoing, in the event that Grantee’s Date of Termination occurs within six (6) months of a Change in Control on account of (a) Grantee’s termination of Service by the Company without Cause or (b) Grantee’s resignation from the Company for Good Reason, then any Installment of Covered Shares for which the Restricted Period has not expired as of such Date of Termination shall become vested as of such Date of Termination and such Installment shall be transferred to Grantee free of all restrictions otherwise imposed by this Agreement.

6.  Withholding.  The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes.  At the election of Grantee, and subject to such rules and limitations as may be established by the Board from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock (a) which Grantee already owns, or (b) to which Grantee is otherwise entitled under the Plan; provided, however, that shares described in this clause (b) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income).

7.  Dividends.  Grantee shall not be prevented from receiving dividends and distributions paid on the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however that no dividends or distributions shall be payable to or for the benefit of Grantee with respect to record dates for such dividends or distributions for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

8.  Voting.  Grantee shall not be prevented from voting the Covered Shares merely because those shares are subject to the restrictions imposed by this Agreement and the Plan; provided, however, that Grantee shall not be entitled to vote Covered Shares with respect to record dates for any Covered Shares occurring on or after the date, if any, on which Grantee has forfeited those shares.

9.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  If a deceased Grantee fails to designate a beneficiary, or if the Designated Beneficiary does not survive Grantee, any rights that would have been exercisable by Grantee and any benefits distributable to Grantee shall be exercised by or distributed to the legal representative of the estate of Grantee.  If a deceased Grantee designates a beneficiary and the Designated Beneficiary survives Grantee but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Board, and the Board shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of the Agreement by the Board and any decision made by it with respect to the Agreement is final and binding on all persons.

11.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

12.  Fractional Shares.  In lieu of issuing a fraction of a share of Stock resulting from an adjustment of the Award pursuant to Section 17.4 of the Plan or otherwise, the Company will be entitled to pay to Grantee an amount equal to the fair market value of such fractional share.

13.  Not An Employment Contract.  The Award will not confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee’s Service at any time.

14.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of Grantee and the Company without the consent of any other person.

16.  Section 83(b) Election.  With the prior consent of the President, Chief Executive Officer, Chief Financial Officer or General Counsel of the Company, Grantee may, within 30 days of the Grant Date, file an election under section 83(b) of the Code with the Internal Revenue Service with respect to the Covered Shares (a “Section 83(b) Election”).  Within five business days of filing a Section 83(b) Election, Grantee shall provide a copy of such completed election form to the Company at the following address: 410 17th Street, Suite 1400, Denver, CO 80202, Attention: General Counsel.  Grantee acknowledges that any Section 83(b) Election is Grantee’s sole responsibility, and additionally acknowledges that the Company has hereby advised Grantee to consult with a financial or tax advisor of Grantee’s own choosing with regard to the federal and state tax considerations resulting from the Award and/or the effect of filing a Section 83(b) Election.  The Company is unable to give Grantee any advice or counseling with respect to federal and state tax matters.